Exhibit 99.6

DEED OF PLEDGE

(to guarantee the Loan Agreement )

Which was signed and entered

on June 18th, 2008

Between

EQUILEX TRUST REG. AS TRUSTEE OF THE CAPRI TRUST
whose registered office is at Kastanlenhof, Pflugstrasse 10, FL- 9490 Vaduz,
Principality of Liechtenstein
(Hereinafter called "the Lender")

- on the one hand -

and

SW of 8 Herzel Rosenblum St., Tel-Aviv, Israel

(hereinafter: “the Borrower”)

- on the other hand -

Whereas:	The Borrower obtained from the Lender a loan in the amount of $5,000,000USD (five million US Dollars; “the Loan Amount”) for the purpose of purchasing 2,816,901 shares of Optibase Ltd., NASDAQ Ticker OBAS (“the Pledged Shares”), in a loan agreement dated June 18th, 2008 (“the Loan Agreement”); and

Whereas:	It was agreed and stipulated between the Lender and the Borrower that in order to guarantee any and all of the Borrower's duties and obligations under the Loan Agreement, an appropriate deed of pledge would be executed; and

Whereas:	it is agreed that Rozzi Real Estate Inc. shall act as custodian on behalf of the Borrower, in accordance with section 4(2) of the Pledge Law 1967 ("the Custodian"); and

Whereas:	It was agreed that the Custodian will act regarding the Pledged Shares based on instructions which it will obtain from the Lender and subject to the conditions of this Deed of Pledge ; and

Therefore, it has been agreed between the parties as follows:

1.	The preamble to this Loan Agreement is an integral part thereof.

2.	Hereunder are the special conditions of this Deed of Pledge:

This Deed of Pledge is intended to guarantee the entire obligations of the Borrower in accordance with the Loan Agreement.

3.	As a guarantee for the fulfillment of all the obligations of the Borrower under the Loan Agreement and the fulfillment of all the conditions of this Deed, the Borrower hereby deposits in the possession and under control of the Custodian the Pledged Shares.

4.	The Borrower declares as follows:

a.	The Pledged Shares are not mortgaged or pledged to anyone else.

b.	The Pledged Shares will be deposited in the Custodian’s account and/or any other, as per the instructions of the Lender and/or the Custodian, and will be in its possession and custody.

c.	There is no limitation and/or condition according to the law and/or an agreement preventing and/or limiting the Borrower from pledging and/or transferring the Pledged Shares, and that the Borrower is entitled to transfer them and/or to deposit them in accordance with this Deed of Pledge.

5.	In each of the following cases, this Deed of Pledge will be crystallized, the Borrower’s rights in the Pledged Shares will cease and will be transferred to the Lender and/or to the Custodian, and from that time, the Lender and/or the Custodian will be regarded as the owners of the pledged shares and will be entitled to register the Pledged Shares in their name in every registration as per the requirements of the law:

a.	If the Borrower fails to pay any sum of money or fails to discharge any liability which the Borrower may now or at any time in the future owe to the Lender when it is due.

b.	If the Borrower is in breach of any of the terms and conditions contained in the Loan Agreement or in any other agreement or document entered into pursuant to this Loan Agreement.

c.	If any representation or warranty made by the Borrower pursuant to this Loan Agreement or in any statement delivered or made pursuant to it is incorrect when made.

d.	If the Borrower is in default in respect of any of the Borrower’s other facilities (if any) with the Lender.

e.	If the Borrower is in breach of any other agreement to which he is a party with any other person in relation to the Borrower’s borrowing or other financial obligations.

f.	If the Borrower enters into any arrangement with its creditors generally.

g.	If the Borrower has a creditor levy distress or execution on, or any other person seeks to enforce his security or judgement or order over, the whole or any material part of the Borrower’s assets.

h.	If the Borrower has a bankruptcy petition presented against him.

i.	If the Borrower becomes, in our reasonable opinion, bankrupt or insolvent.

j.	If the Borrower becomes, in the Lender’s reasonable opinion, bankrupt or insolvent.

k.	If the Borrower ceases to carry on all or a material part of his business.

l.	If any event occurs which would affect the Borrower or the Borrower’s business so as to render the Borrower unable to comply fully with his obligations to the Lender pursuant to this Loan Agreement and any other document entered into pursuant to this Loan Agreement.

m.	If the Borrower has a receiver appointed over any of the Borrower’s property or assets.

n.	If the Borrower ceases, or threatens to cease, to carry on business or dispose of all or any substantial part of its business or (except in the ordinary course of business) its assets.

o.	If it becomes unlawful or impossible for the Lender to make, maintain or fund the Loan or if any of the Borrower’s obligations under this Loan Agreement cease to be valid, legal and binding and enforceable against the Borrower in accordance with their terms.

p.	If in the reasonable opinion of the Lender, circumstances have so changed since the Loan was made available, or such new information has come to light, as could justify the Lender requesting the immediate repayment by the Borrower of the Loan

q.	If the Borrower gave the Lender any false or misleading information it its application for the Loan Agreement.

r.	If there is, in the Lender’s sole opinion, any change in the legal or beneficial ownership of the Borrower.

6.	In the event that the Borrower wishes to sell or otherwise dispose of the Pledged Shares, for any reason whatsoever, prior to repayment of the Loan Amount, he shall replace the Pledged Shares with another form of security to the satisfaction of the Lender, prior to any such sale or disposal.

7.	Should it be necessary, reports will be made to the relevant authorities in the US and Israel.

8.	The proper law governing this deed of pledge will be that of the State of Israel; and the courts having exclusive jurisdiction over any and all disputes in connection with this deed of pledge shall likewise be the courts of the State of Israel.

        IN WITNESS WHEREOF the parties hereto have executed this Deed of Pledge

By: /s/ Tom. S. Wyler —————————————— Tom S. Wyler The Borrower	By: /s/ Equilex Trust Reg. as Trustee of the Capri Trust —————————————— The Lender

Rozzi Real Estate Inc hereby agrees to act as custodian in accordance with the provisions of the above deed of pledge.

By: /s/ Rozzi Real Estate Inc. —————————————— Rozzi Real Estate Inc